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                                    EXHIBIT 11.1
                                PHOTONICS CORPORATION
                        NET EARNINGS PER SHARE COMPUTATIONS
                                    (unaudited)
               (All amounts in thousands except for per share data)

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
                                         Three months ended            Nine months ended
                                            September 30,                September 30,
                                           1996          1995           1996          1995
Weughted average shares outstanding
             Common Stock                4,332         2,681          4,044         2,581
             Common Stock equivalents
               - options and warrants      493           n/a            412           n/a
             Total weighted average
             shares outstanding          4,825         2,681          4,456         2,581
Net income                               2,328        (2,034)         1,441        (2,192)
Net income per share                      0.48         -0.76           0.32         -0.85



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